                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   SCHEDULE 13G
                                  (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                  Steroidogenesis Inhibitors International, Inc.
                  ----------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   859820102
                                 --------------
                                 (CUSIP Number)


                                November 2, 2000
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 2 of 13 Pages
- ---------------------------                            -------------------------

- ------------ -----------------------------------------------------------------------------------------

    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Name:  Fusion Capital Fund II, LLC
- ------------ -----------------------------------------------------------------------------------------

    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)       / /
                                                                     (b)       / /
- ------------ -----------------------------------------------------------------------------------------

    3.       SEC USE ONLY

- ------------ -----------------------------------------------------------------------------------------

    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

- ---------------------------------------------- --------- ---------------------------------------------

                                                  5.     SOLE VOTING POWER
                  NUMBER OF                                   1,567,193
                   SHARES                      --------- ---------------------------------------------
                BENEFICIALLY
                  OWNED BY                        6.     SHARED VOTING POWER
                    EACH                                      0
                  REPORTING                    --------- ---------------------------------------------
                   PERSON
                    WITH                          7.     SOLE DISPOSITIVE POWER
                                                              1,567,193
                                               --------- ---------------------------------------------

                                                  8.     SHARED DISPOSITIVE POWER
                                                              0
- ---------------------------------------------- --------- ---------------------------------------------

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,567,193
- ------------ -----------------------------------------------------------------------------------------

    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
- ------------ -----------------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.78%
- ------------ -----------------------------------------------------------------------------------------

    12.      TYPE OF REPORTING PERSON*
                                      OO
- ------------ -----------------------------------------------------------------------------------------

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 3 of 13 Pages
- ---------------------------                            -------------------------

- ------------ -----------------------------------------------------------------------------------------

    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Name:  Fusion Capital Partners, LLC
- ------------ -----------------------------------------------------------------------------------------

    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)       / /
                                                                     (b)       / /
- ------------ -----------------------------------------------------------------------------------------

    3.       SEC USE ONLY

- ------------ -----------------------------------------------------------------------------------------

    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

- ---------------------------------------------- --------- ---------------------------------------------

                                                  5.     SOLE VOTING POWER
                  NUMBER OF                                   1,567,193
                   SHARES                      --------- ---------------------------------------------
                BENEFICIALLY
                  OWNED BY                        6.     SHARED VOTING POWER
                    EACH                                      0
                  REPORTING                    --------- ---------------------------------------------
                   PERSON
                    WITH                          7.     SOLE DISPOSITIVE POWER
                                                              1,567,193
                                               --------- ---------------------------------------------

                                                  8.     SHARED DISPOSITIVE POWER
                                                              0
- ---------------------------------------------- --------- ---------------------------------------------

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,567,193
- ------------ -----------------------------------------------------------------------------------------

    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
- ------------ -----------------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.78%
- ------------ -----------------------------------------------------------------------------------------

    12.      TYPE OF REPORTING PERSON*
                                      OO
- ------------ -----------------------------------------------------------------------------------------

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 4 of 13 Pages
- ---------------------------                            -------------------------

- ------------ -----------------------------------------------------------------------------------------

    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Name:  SGM Holding Corp.
- ------------ -----------------------------------------------------------------------------------------

    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)       / /
                                                                     (b)       / /
- ------------ -----------------------------------------------------------------------------------------

    3.       SEC USE ONLY

- ------------ -----------------------------------------------------------------------------------------

    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

- ---------------------------------------------- --------- ---------------------------------------------

                                                  5.     SOLE VOTING POWER
                  NUMBER OF                                   0
                   SHARES                      --------- ---------------------------------------------
                BENEFICIALLY
                  OWNED BY                        6.     SHARED VOTING POWER
                    EACH                                      1,567,193
                  REPORTING                    --------- ---------------------------------------------
                   PERSON
                    WITH                          7.     SOLE DISPOSITIVE POWER
                                                              0
                                               --------- ---------------------------------------------

                                                  8.     SHARED DISPOSITIVE POWER
                                                              1,567,193
- ---------------------------------------------- --------- ---------------------------------------------

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,567,193
- ------------ -----------------------------------------------------------------------------------------

    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
- ------------ -----------------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.78%
- ------------ -----------------------------------------------------------------------------------------

    12.      TYPE OF REPORTING PERSON*
                                      CO
- ------------ -----------------------------------------------------------------------------------------

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 5 of 13 Pages
- ---------------------------                            -------------------------

- ------------ -----------------------------------------------------------------------------------------

    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Name:  Rockledge Capital Corporation
- ------------ -----------------------------------------------------------------------------------------

    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)       / /
                                                                     (b)       / /
- ------------ -----------------------------------------------------------------------------------------

    3.       SEC USE ONLY

- ------------ -----------------------------------------------------------------------------------------

    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

- ---------------------------------------------- --------- ---------------------------------------------

                                                  5.     SOLE VOTING POWER
                  NUMBER OF                                   0
                   SHARES                      --------- ---------------------------------------------
                BENEFICIALLY
                  OWNED BY                        6.     SHARED VOTING POWER
                    EACH                                      1,567,193
                  REPORTING                    --------- ---------------------------------------------
                   PERSON
                    WITH                          7.     SOLE DISPOSITIVE POWER
                                                              0
                                               --------- ---------------------------------------------

                                                  8.     SHARED DISPOSITIVE POWER
                                                              1,567,193
- ---------------------------------------------- --------- ---------------------------------------------

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,567,193
- ------------ -----------------------------------------------------------------------------------------

    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
- ------------ -----------------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.78%
- ------------ -----------------------------------------------------------------------------------------

    12.      TYPE OF REPORTING PERSON*
                                      CO
- ------------ -----------------------------------------------------------------------------------------

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 6 of 13 Pages
- ---------------------------                            -------------------------

- ------------ -----------------------------------------------------------------------------------------

    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Name:  Steven G. Martin
- ------------ -----------------------------------------------------------------------------------------

    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)       / /
                                                                     (b)       / /
- ------------ -----------------------------------------------------------------------------------------

    3.       SEC USE ONLY

- ------------ -----------------------------------------------------------------------------------------

    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
- ---------------------------------------------- --------- ---------------------------------------------

                                                  5.     SOLE VOTING POWER
                  NUMBER OF                                   0
                   SHARES                      --------- ---------------------------------------------
                BENEFICIALLY
                  OWNED BY                        6.     SHARED VOTING POWER
                    EACH                                      1,567,193
                  REPORTING                    --------- ---------------------------------------------
                   PERSON
                    WITH                          7.     SOLE DISPOSITIVE POWER
                                                              0
                                               --------- ---------------------------------------------

                                                  8.     SHARED DISPOSITIVE POWER
                                                              1,567,193
- ---------------------------------------------- --------- ---------------------------------------------

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,567,193
- ------------ -----------------------------------------------------------------------------------------

    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
- ------------ -----------------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.78%
- ------------ -----------------------------------------------------------------------------------------

    12.      TYPE OF REPORTING PERSON*
                                      IN
- ------------ -----------------------------------------------------------------------------------------

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 7 of 13 Pages
- ---------------------------                            -------------------------

- ------------ -----------------------------------------------------------------------------------------

    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Name:  Joshua B. Scheinfeld
- ------------ -----------------------------------------------------------------------------------------

    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)       / /
                                                                     (b)       / /
- ------------ -----------------------------------------------------------------------------------------

    3.       SEC USE ONLY

- ------------ -----------------------------------------------------------------------------------------

    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
- ---------------------------------------------- --------- ---------------------------------------------

                                                  5.     SOLE VOTING POWER
                  NUMBER OF                                   0
                   SHARES                      --------- ---------------------------------------------
                BENEFICIALLY
                  OWNED BY                        6.     SHARED VOTING POWER
                    EACH                                      1,567,193
                  REPORTING                    --------- ---------------------------------------------
                   PERSON
                    WITH                          7.     SOLE DISPOSITIVE POWER
                                                              0
                                               --------- ---------------------------------------------

                                                  8.     SHARED DISPOSITIVE POWER
                                                              1,567,193
- ---------------------------------------------- --------- ---------------------------------------------

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,567,193
- ------------ -----------------------------------------------------------------------------------------

    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
- ------------ -----------------------------------------------------------------------------------------

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.78%
- ------------ -----------------------------------------------------------------------------------------

    12.      TYPE OF REPORTING PERSON*
                                      IN
- ------------ -----------------------------------------------------------------------------------------

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 8 of 13 Pages
- ---------------------------                            -------------------------


Item 1  (a)   Name of Issuer:

                  Steroidogenesis Inhibitors International, Inc.

        (b)   Address of Issuer's Principal Executive Offices:

                  101 Convention Center Drive, Suite 310 Las Vegas, Nevada 89109


Item 2  (a)   Name of Filing Persons:
        (b)   Address of Principal Business Office:
        (c)   Citizenship:
                              Fusion Capital Fund II, LLC
                              222 Merchandise Mart Plaza
                              Suite 9-112
                              Chicago, Illinois 60654
                              An Illinois limited liability company

                              Fusion Capital Partners, LLC
                              222 Merchandise Mart Plaza
                              Suite 9-112
                              Chicago, Illinois 60654
                              An Illinois limited liability company

                              SGM Holding Corp.
                              222 Merchandise Mart Plaza
                              Suite 9-112
                              Chicago, Illinois 60654
                              An Illinois corporation

                              Rockledge Capital Corporation
                              222 Merchandise Mart Plaza
                              Suite 9-112
                              Chicago, Illinois 60654
                              An Illinois corporation

                              Steven G. Martin
                              222 Merchandise Mart Plaza
                              Suite 9-112
                              Chicago, Illinois 60654
                              U.S. Citizen

                              Joshua B. Scheinfeld
                              222 Merchandise Mart Plaza
                              Suite 9-112
                              Chicago, Illinois 60654
                              U.S. Citizen

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 9 of 13 Pages
- ---------------------------                            -------------------------


         d)   Title of Class of Securities:

                  Common Stock, par value $0.001 per share

        (e)   CUSIP Number:

                  859820102

Item 3  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

              (a)   [__]   Broker or dealer registered under Section 15 of
                           the Exchange Act;

              (b)   [__]   Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

              (c)   [__]   Insurance company as defined in Section 3(a)(19)
                           of the Exchange Act;

              (d)   [__]   Investment company registered under Section 8 of
                           the Investment Company Act;

              (e)   [__]   An investment adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E);

              (f)   [__]   An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)   [__]   A parent holding company or control person in
                           accordance with Rule 13d-1(b)(ii)(G);

              (h)   [__]   A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

              (i)   [__]   A church plan that is excluded from the definition
                           of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)   [__]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4  Ownership:

On November 2, 2000, Fusion Capital Fund II, LLC ("FCF") entered into a Common Stock Purchase Agreement (the "Agreement") with Steroidogenesis Inhibitors International, Inc. (d/b/a Samaritan Pharmaceuticals)(the "Company"). The 1,567,193 shares beneficially owned by FCF were obtained pursuant to the Agreement. Under the Agreement, FCF may purchase additional shares of common stock of the Company from time to time, provided, however, that in no event may FCF purchase shares of common stock of the Company if such purchases would cause FCF to beneficially own in excess of 9.99% of the outstanding shares of common stock of the Company.

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 10 of 13 Pages
- ---------------------------                            -------------------------


FCF beneficially owns all of the shares referred to in this 13G. This statement is also being filed on behalf of (i) Fusion Capital Partners, LLC, FCF's sole managing member ("FCP"), (ii) SGM Holding Corp., FCP's co-managing member ("SGM"), (iii) Rockledge Capital Corporation, FCP's co-managing member ("RCC"),
(iv) Steven G. Martin, SGM's sole director and sole stockholder, and (v) Joshua
B. Scheinfeld, RCC's sole director and sole stockholder, each of which may be deemed to beneficially own FCF's shares.

           (a)       Amount beneficially owned:

                     Fusion Capital Fund II, LLC              1,567,193
                     Fusion Capital Partners, LLC             1,567,193
                     SGM Holding Corp.                        1,567,193
                     Rockledge Capital Corporation            1,567,193
                     Steven G. Martin                         1,567,193
                     Joshua B. Scheinfeld                     1,567,193

           (b)       Percent of Class:

                     Fusion Capital Fund II, LLC              5.78%
                     Fusion Capital Partners, LLC             5.78%
                     SGM Holding Corp.                        5.78%
                     Rockledge Capital Corporation            5.78%
                     Steven G. Martin                         5.78%
                     Joshua B. Scheinfeld                     5.78%

           (c)       Number of shares as to which such person has:

                     (i)     sole power to vote or to direct the vote:

                     Fusion Capital Fund II, LLC              1,567,193
                     Fusion Capital Partners, LLC             1,567,193
                     SGM Holding Corp.                                0
                     Rockledge Capital Corporation                    0
                     Steven G. Martin                                 0
                     Joshua B. Scheinfeld                             0

                     (ii)    shared power to vote or to direct the vote:

                     Fusion Capital Fund II, LLC                      0
                     Fusion Capital Partners, LLC                     0
                     SGM Holding Corp.                        1,567,193
                     Rockledge Capital Corporation            1,567,193
                     Steven G. Martin                         1,567,193
                     Joshua B. Scheinfeld                     1,567,193

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 11 of 13 Pages
- ---------------------------                            -------------------------


                     (iii)   sole power to dispose or to direct the
                             disposition of:

                     Fusion Capital Fund II, LLC              1,567,193
                     Fusion Capital Partners, LLC             1,567,193
                     SGM Holding Corp.                                0
                     Rockledge Capital Corporation                    0
                     Steven G. Martin                                 0
                     Joshua B. Scheinfeld                             0

                     (iv) shared power to dispose or to direct the disposition of:

                     Fusion Capital Fund II, LLC                      0
                     Fusion Capital Partners, LLC                     0
                     SGM Holding Corp.                        1,567,193
                     Rockledge Capital Corporation            1,567,193
                     Steven G. Martin                         1,567,193
                     Joshua B. Scheinfeld                     1,567,193


Item 5  Ownership of Five Percent or Less of a Class:
                                Not Applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
                                Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                                Not Applicable.

Item 8  Identification and Classification of Members of the Group:
                                Not Applicable.

Item 9  Notice of Dissolution of Group:
                                Not Applicable.

Item 10 Certification:
                                Not Applicable.

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 12 of 13 Pages
- ---------------------------                            -------------------------


       After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2001

FUSION CAPITAL FUND II, LLC

By:  Fusion Capital Partners, LLC

     By:       SGM Holdings Corp.
     Its:      Co-managing member

               By:    /s/ Steven G. Martin
                   ------------------------------------
               Name:  Steven G. Martin
               Its:   President

     By:       Rockledge Capital Corporation
     Its:      Co-managing member

               By:    /s/ Joshua B. Scheinfeld
                   ------------------------------------
               Name:  Joshua B. Scheinfeld
               Its:   President


FUSION CAPITAL PARTNERS, LLC

By:  SGM Holdings Corp.
Its: Co-managing member

               By:    /s/ Steven G. Martin
                   ------------------------------------
               Name:  Steven G. Martin
               Its:   President

By:  Rockledge Capital Corporation
Its: Co-managing member

               By:    /s/ Joshua B. Scheinfeld
                   ------------------------------------
               Name:  Joshua B. Scheinfeld
               Its:   President


SGM HOLDINGS CORP.


By:    /s/ Steven G. Martin
    --------------------------------
Name:  Steven G. Martin
Its:   President

- ---------------------------                            -------------------------
  CUSIP No. 859820102                  13G              Page 13 of 13 Pages
- ---------------------------                            -------------------------


ROCKLEDGE CAPITAL CORPORATION


By:    /s/ Joshua B. Scheinfeld
    --------------------------------
Name:  Joshua B. Scheinfeld
Its:   President


/s/ Steven G. Martin
- -----------------------------------------
Steven G. Martin

/s/ Joshua B. Scheinfeld
- -----------------------------------------
Joshua B. Scheinfeld